Exhibit 99.1

Contact:
	David Gryska Sr. Vice President and Chief Financial Officer Celgene Corporation (908) 673-9059	Brian P. Gill Vice President, Global Corporate Communications Celgene Corporation (908) 673- 9530

CELGENE CORPORATION ELECTS
ERNEST MARIO TO BOARD OF DIRECTORS

SUMMIT, NJ – (August 23, 2007) – Celgene Corporation (NASDAQ: CELG) announced the election of Ernest Mario, Ph.D. to the Company’s Board of Directors. Dr. Mario is an experienced corporate director with a distinguished career in global healthcare. Dr. Mario has served as Deputy Chairman and Chief Executive of Glaxo Holdings plc., one of the largest and most successful multi- national healthcare companies in the world. Also, Dr. Mario served as Chairman and Chief Executive Officer of ALZA Corporation, a research based global pharmaceutical company with leading drug delivery technologies.

“We are delighted that a dynamic and experienced leader like Ernest Mario is joining our board of directors,” said Sol. J. Barer, Ph.D., Chairman and Chief Executive Officer of Celgene Corporation. “His healthcare and business acumen will contribute greatly to our global objective to maximize the potential of Celgene worldwide.”

Dr. Mario has been a Director of Boston Scientific since October 2001 and is currently Chairman of Pharmaceutical Product Development. From 2003 to 2007, he was Chairman and Chief Executive of Reliant Pharmaceuticals. Dr. Mario was recently appointed the Chief Executive Officer of Capnia, Inc.

A former Trustee of Duke University, he serves on the Board of the Duke University Health System. He is a past Chairman of the American Foundation for Pharmaceutical Education and serves as an advisor to the pharmacy schools at the University of Maryland, the University of Rhode Island and The Ernest Mario School of Pharmacy at Rutgers University. Recipient of the 2007 Remington Medal, pharmacy’s highest honor, Dr. Mario holds a B.S. in Pharmacy from Rutgers, and an M.S. and a Ph.D. in Physical Sciences from the University of Rhode Island.

About Celgene
Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s website at www.celgene.com.

This release contains forward- looking statements which are subject to known and unknown risks, delays, uncertainties and other factors not under the Company’s control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations expressed or implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and other factors described in the Company’s filings with the Securities and Exchange Commission such as our 10K, 10Q and 8K reports.

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